Exhibit 10.8

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS

The following is a description of oral compensation arrangements between Northern Technologies International Corporation and the following executive officers of NTIC:

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other

G. Patrick Lynch	President and Chief Operating Officer	$180,000 per year. See footnote (1) below	See footnote (2) below	Stock options to purchase shares of NTIC common stock are granted from time to time in the sole discretion of the NTIC Board of Directors.

Under NTIC’s 401(k) Plan, participants, including executive officers, may voluntarily request that NTIC reduce pre-tax compensation by up to 15% (subject to certain special limitations) and contribute such amounts to a trust. NTIC contributed an amount equal to 3.5% of the amount that each participant contributed under this plan.

Executive officers receive other benefits received by other NTIC employees, including health, dental and life insurance benefits.

Dr. Donald Kubik	Vice Chairman and Chief Technology Officer	$160,000 per year. See footnote (1) below	See footnote (2) below	See above	See above

Matthew C. Wolsfeld	Chief Financial Officer and Secretary	$135,000 per year. See footnote (1) below	See footnote (2) below	See above	See above

(1)	Annual base salaries for NTIC’s executive officers are determined each year by NTIC’s Compensation Committee.

(2)	Annual performance bonuses for NTIC’s executive officers are determined each year by NTIC’s Compensation Committee.